EXHIBIT 10.33

April 6, 2004

Mr. Adam Goldenberg

456 33rd Street

Manhattan Beach, CA 90266

Re:        Employment Agreement with eCommerce Transactions LLC

Dear Adam:

On behalf of eCommerce Transactions LLC (the “Company”), I am pleased to offer you employment as the President of Performance Marketing Group, a division of the Company, on the terms and conditions set forth in this letter agreement (this “Agreement”). You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Employment. Your employment under this Agreement shall commence as of February 1, 2004 (“Start Date”) and continue until January 31, 2006, or until such other date on which it is terminated sooner by you or the Company or to which it may be extended by both you and the Company in a signed writing (the “Separation Date”). Your employment under this Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) subject to the provisions of Section 3.

2. Position and Duties. During the term of this Agreement, the Company shall employ you as the President of the Performance Marketing Group (“PMG”), a division of the Company, and you shall report to eUniverse, Inc., the Managing Member of the Company (“EUNI”). Your duties shall include the duties EUNI may delegate to you from time to time consistent with duties assigned to a head of a division of a company of comparable size and with a similar business as the Company. You agree, beginning February 1, 2004 and until the Separation Date, to commit substantially all of your working time, attention and efforts to the position on a full-time basis. This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder without first obtaining the written consent of the Company.

3. Compensation and Benefits. In consideration for your services to the Company during the time period in which this Agreement is effective, you shall receive the following compensation and benefits from the Company:

(a) Base Salary. The Company shall pay you an annual base salary at the rate of one hundred seventy-five thousand dollars ($175,000) per year to be paid in installments according to the Company’s regular payroll policy. The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws.

April 6, 2004

(b) Annual Incentive. The Company shall pay you a bonus equal to six percent (6%) of PMG Net Income (defined below) on an annual basis (the “Annual Incentive”). The Annual Incentive shall be paid in quarterly installments, within forty-five days from the end of each fiscal quarter based on PMG Net Income for such quarter, with the payment for the fourth quarter of the Company’s fiscal year (ending March 31) to be made within ninety (90) days from the end of such fiscal year and to be calculated by subtracting (i) the amount of Annual Incentive already paid for the fiscal year to date, from (ii) six percent (6%) of PMG Net Income for such fiscal year. Notwithstanding the above, your Annual Incentive for fiscal year 2004 (ending March 31, 2004) shall be based on PMG Net Income for the quarter ended December 31, 2003 (“Q304”) and the quarter ending March 31, 2004 (“Q404”), with payment of the portion of the Annual Incentive related to Q304 to be made upon execution of this Agreement, and payment of the portion of the Annual Incentive related to Q404 to be made within ninety (90) days from the end of fiscal year 2004 and to be calculated by subtracting (i) the amount of Annual Incentive already paid for Q304, from (ii) six percent (6%) of PMG Net Income for the six (6) months ending March 31, 2004. For purposes of this Section 3(b), PMG Net Income shall mean the net income of the ePMG and Telemarketing (RMS) divisions of the Company determined by the Company in good faith consistent with the Company’s then applicable practices for determining divisional net income, with adjustment for the following pro forma items: (i) allocation of Company and EUNI corporate overhead in the amount of $187,500 per quarter, (ii) inter-company revenues and expenses determined in consultation with Company and EUNI business unit, division and subsidiary heads, and (iii) the Annual Incentive to the extent not already reflected in divisional net income.

(c) Stock Option. On January 29, 2004, the Board of Directors of EUNI authorized and approved the issuance to you of a nonqualified option to purchase up to 200,000 shares of EUNI common stock under and pursuant to EUNI’s 1999 Stock Award Plan (the “Plan”) and as more fully described in the Notice of Grant attached hereto as Exhibit A (the “Option”).

(d) Section 401(k) Plan and Other Benefits. As an employee of the Company, you shall be eligible to participate in EUNI’s 401(k) Plan, subject to the terms of that plan. You shall also be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans, and subject in each instance to the terms of such plans.

(e) Vacation and Sick Leave. You shall be entitled to accrue up to three (3) weeks of paid vacation each year of employment under this Agreement plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the vacation and sick leave policies of the Company.

April 6, 2004

(f) Termination Payments and Benefits.

(1) Termination for Cause or Termination for Other than Good Reason. In the event that your employment with the Company is terminated by the Company for “Cause” (as defined below) or is terminated by you for reasons other than “Good Reason” (as defined below) then you shall be entitled to payment of your accrued but unpaid salary and vacation pay through the date of the termination of your employment plus any accrued but unpaid Annual Incentive payments.

(2) Termination Without Cause or for Good Reason or Termination Due to Death or Disability. In the event that your employment as the President of PMG is terminated by the Company without Cause, is terminated by you due to a Good Reason or is terminated due to your death or Disability, then you or your estate (if applicable), in addition to the payments described in Section 3(f)(1) above and provided that you (unless you are deceased) execute an effective release with terms substantially as set forth in the attached Exhibit B, shall be entitled to payment of (i) twelve (12) months of Base Salary, or (ii) your Base Salary though January 31, 2006, whichever is greater.

(f) Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Cause” shall mean:

(i) your failure (other than due to Disability) to materially comply with written Company policies generally applicable to Company executives or employees or any directive of EUNI that is reasonably achievable, that is not inconsistent with your position or the fulfillment of your fiduciary duties and that is not otherwise prohibited by law or established public policy, subject to notice and 30 day cure period to the extent curable;

(ii) your engagement in willful misconduct against the Company that is materially injurious to the Company;

(iii) your engagement in any activity that is a conflict of interest or competitive with the Company, other than any action not taken in bad faith and which is promptly remedied by you upon notice by the Company;

(iv) your engaging in any act of fraud or dishonesty against the Company or any of its Affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v) your engaging in an act of assault or other acts of violence in the workplace;

April 6, 2004

(vi) your harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment (subject to investigation by an independent third party of such harassment claim); or

(vii) your conviction, guilty plea or plea of nolo contendre for any felony charge.

(2) “Disability” shall mean a disability as determined under the Company’s long-term disability plan that prevents you from performing your duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six months or more.

(3) “Good Reason” shall mean any one of the following without your consent:

(i) a demotion or any action by the Company which results in diminution of your position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by you);

(ii) requirement that you report to work more than 60 miles from the Company’s existing headquarters (not including normal business travel required of your position);

(iii) a reduction in your base salary or benefits (unless, in the case of a reduction in benefits only, such reduction in benefits applies to all officers of the Company);

(iv) a material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice to the Company by you; or

(v) any failure by a successor to the Company to assume and agree to perform the Company’s obligations hereunder.

4. Employment and Post Termination Covenants. By accepting the terms of this Agreement and as a condition for the termination payments and benefits contemplated by Section 3(f)(2), you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations:

(a) Confidentiality. You acknowledge that, in connection with your employment by the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure

April 6, 2004

(collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your employment with the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 4(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (1) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (2) do not or did not result from any work performed by you for the Company.

April 6, 2004

(c) Non-Solicitation. You agree for a period ending no sooner than (i) one year following the Separation Date or (ii) the date of the last receipt of any payments by you under this Agreement, whichever is later, that you shall not solicit the services or employment of the employees of the Company or any of its affiliates and you shall not divert clients or customers of the Company or its affiliates to their disadvantage; provided that (i) general advertisements not specifically directed at employees of the Company or its affiliates shall not constitute solicitation for purposes of this clause (c) and (ii) this clause (c) shall not prohibit you from hiring employees of the Company or its affiliates who first approach you seeking employment.

(d) Non-Competition. You agree not to compete directly or indirectly as a principal, partner, shareholder, limited liability company member, agent, officer, directors, employee, consultant or in any other capacity, with any current or future business of the Company during the period of your employment with the Company and during the post-employment period during which you are being paid compensation by the Company; provided that this clause (d) shall not prohibit you from acquiring securities representing less than 5% of the voting interests of any entity (so long as you are not involved in the management of such entity).

(e) Authorization To Work for the Company. You represent that you are legally authorized to work in the United States and that your employment with the Company shall not constitute a violation of any contractual or other legal obligation you may have to another entity or employer.

5. Business Expenses. You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company. All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties in accordance with the Company’s policies

6. Return Of Company Property. On the Separation Date or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to conduct a good faith and diligent search of your belongings in advance of the aforementioned deadline to ensure your compliance with the provisions of this Section 6.

7. Binding on Successors. This Agreement shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business

April 6, 2004

formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

8. Arbitration. You agree that any future disputes between you and the Company (the “parties”) including but not limited to disputes arising out of or related to this Agreement and Release of Claims, shall be resolved by binding arbitration except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section 8(g) below specifically allows a different remedy.

(a) The complainant shall provide the other party a written statement of the claim identifying any supporting witnesses or documents and the relief requested.

(b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c) If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration according to the California Code of Civil Procedure, including the provisions of Section 1283.05, pertaining to discovery.

(d) The arbitrator shall have the authority to determine whether the conduct complained of in section 8(a) violates the complainant’s rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and Release of Claims.

(e) The Company shall bear the costs of the arbitration. If the Company prevails, you shall pay any litigation costs of the Company to the same extent as if the matter had been heard in a court of general jurisdiction. Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(f) Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in sections (a) and (b) above.

(g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h) The arbitration shall be held in the city of Los Angeles, California, unless the parties mutually agree to a different location for the arbitration.

9. Miscellaneous.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company and your anticipated termination of employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest. Notwithstanding the foregoing, that certain Stock Option Agreement by and between you and EUNI dated as of October 6, 2000, shall remain in full force and effect.

(b) Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the Superior Court of the County of Los Angeles or the U.S. District Court for the Central District of California.

(c) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement. Facsimile signatures shall be deemed as effective as original signatures.

(e) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to Chris Lipp, General Counsel and Corporate Secretary of EUNI. A copy of the Agreement is also being provided to you for your records.

On behalf of EUNI and the Company, we look forward to your future contributions to the Company.

Sincerely,

ECOMMERCE TRANSACTIONS LLC

By:	/s/ Richard Rosenblatt
Richard Rosenblatt, Chief Executive Officer eUniverse, Inc., Managing Member

AGREED AND ACCEPTED:

/s/ Adam Goldenberg	4-7-04
Adam Goldenberg	Date